Exhibit 99.1

Interleukin Genetics Reports First Quarter 2009 Financial Results

WALTHAM, Mass., May 14 /PRNewswire-FirstCall/ – Interleukin Genetics, Inc. (NYSE: ILI) (AMEX: ILI) today announced financial and operational results for the first quarter ended March 31, 2009.

“In the first quarter we met several of our key corporate objectives. We completed negotiations on a very important research collaboration with a biotech company, presented data from our research related to osteoporosis and obesity at two important scientific conferences, established a European distribution agreement for our Heart Health test product and continued to develop the infrastructure necessary to create our own brand of genetic test products,” said Lewis H. Bender, Chief Executive Officer. “Looking ahead to the rest of the year, we are preparing to launch our own genetic test brand, and continue to hold discussions with companies regarding partnering opportunities for our various programs, products, intellectual property and genetic biomarker expertise.”

Revenue for the three months ended March 31, 2009, was $1.9 million compared to $2.7 million for the same period in the prior year. The decrease was primarily attributable to the effect current economic conditions have had on consumer product revenue. Genetic test revenue increased this quarter over the same period in the prior year as we experience positive growth in that segment of our business.

Research and development expenses were $0.9 million for the three months ended March 31, 2009 compared to $0.8 million for the same period in the prior year. The increase is primarily attributable to ongoing costs associated with our patent portfolio. In addition, we continue to allocate resources to projects underway with Alticor as well as the development of our own genetic test products.

Selling, general and administrative expenses were $2.0 million for the three months ended March 31, 2009, compared to $2.1 million for same period in the prior year. The decrease was primarily attributable to reduced expenses related to consulting partially offset by increased advertising and promotional expenses plus increased expenses relating to increased headcount.

The Company reported a net loss of $2.5 million, or $(0.08) per basic and diluted common share, for the first quarter of 2009, compared to $1.9 million, or $(0.06) for the same period in the prior year. On March 31, 2009, the Company reported cash and cash equivalents of $1.7 million. In addition, the Company has access to $10.3 million under credit facilities with Alticor.

2009 Highlights to Date

Corporate Highlights

•                  Granted License of Heart Health Genetic Test to LABEC Pharma. In April, the Company entered into a licensing agreement to permit LABEC Pharma to market and sell the Company’s Heart Health genetic test throughout Spain and Portugal. As part of the agreement, the tests will be processed at Interleukin Genetics and marketed by LABEC Pharma. Interleukin Genetics will receive royalties and commercial milestone payments.

•                  Improved Genetic Test Format. In March, Interleukin Genetics announced the creation of a new, detailed report format and information package for its General Nutrition genetic risk assessment test to enable a better understanding of an individual’s genetic pattern as it relates to vitamin B metabolism and response to oxidative stress and free radicals.

Research Highlights

•                  Presented Data Linking Vertebral Fractures to Gene Variations. Interleukin Genetics presented research findings from a large clinical study on the genetics of osteoporosis and vertebral fractures at the 8th International Symposium on Osteoporosis: Translating Research into Clinical Practice, on April 4 in Washington, D.C. The poster, titled “Identification of Inflammatory Gene Variants as Biomarkers of

Osteoporosis Risk in Asian Women,” highlighted genetic predisposition risk factors in Asian women for vertebral fractures and osteoporosis.

•                  Presented Data Highlighting Link Between Inflammatory Genes and Weight Loss. In January, at a Keystone Symposium titled, “Obesity: Novel Aspects of the Regulation of Body Weight,” in Banff, Alberta, Canada, Interleukin Genetics presented new research findings on the role genetics play in an individual’s ability to lose weight and body fat while following a calorie-restricted diet. The poster, titled, “Association of genes involved in chronic inflammation with weight management in response to the carbohydrate content of diet under calorie restriction,” highlighted the influence of genetic polymorphisms in the genes of interleukin-1 (IL-1) inflammatory pathway on dietary intervention induced weight and body fat loss.

Conference Call and Webcast Information

Interleukin Genetics will host a live conference call and webcast today at 4:30 p.m. EDT to review the Company’s new business developments and first quarter financial results. To access the live call, dial 877-397-0291 (domestic) or 719-325-4857 (international). The live webcast and replay access will be available on the Investors section of the Company’s website at http://www.ilgenetics.com.

About Interleukin Genetics

Interleukin Genetics, Inc. (NYSE: ILI) (AMEX: ILI) develops and markets genetic tests that empower consumers to prevent chronic diseases of aging and that assist pharmaceutical companies in the development and marketing of targeted therapeutics. The Company leverages its research, intellectual property, and biomarker development experience to facilitate the emerging personalized health market. Interleukin Genetics is headquartered in Waltham, MA. For more information please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding the Company’s launch of its own genetic test brand, the Company’s ability to enter into partnerships with third parties, the Company’s receipt of royalties and commercial milestone payments from commercial partners,, the Company’s development of preventive and therapeutic products and genetic tests, and the Company’s ability to make progress in advancing its core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of the Company’s products, the risk of technology and product obsolescence, delays in product development, the performance of commercial partners, the availability of adequate capital, the actions of competitors and other competitive risks, and those risks and uncertainties described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

INTERLEUKIN GENETICS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	31-Mar	31-Dec
	2009	2008
	(Unaudited)	(Audited)

Balance Sheet Data :

Cash and cash equivalents	$1,746,523	$4,952,481
Total current assets	4,197,976	6,866,284
Total assets	$9,575,198	$12,154,388

Total current liabilities	$3,457,365	$3,666,961
Total liabilities	7,467,365	7,671,961

Total shareholders’ equity	2,107,833	4,482,427

Total liabilities and shareholders’ equity	$9,575,198	$12,154,388

	Three Months Ended
	March 31,
	2009	2008
Statement of Operations Data (Unaudited):

Revenue:
Genetic testing service revenue	$137,511	$101,752
Net consumer products sales	1,547,531	2,012,651
Contract research revenue	203,687	537,013
Other	6,266	3,107

Total revenue	1,894,995	2,654,523

Operating costs and expenses:
Cost of genetic testing services	304,971	234,784
Cost of consumer products sold	737,728	1,101,188
Research and development	881,556	813,371
Selling, general and administrative	2,034,938	2,083,235
Amortization of intangibles	337,551	330,184

Total operating costs and expenses	4,296,744	4,562,762

Loss from operations	(2,401,749)	(1,908,239)

Total other income and expense, net	(36,338)	51,687

Net loss before income taxes	(2,438,087)	(1,856,552)

Provision for income taxes	(18,000)	(18,550)

Net loss	$(2,456,087)	$(1,875,102)

Net loss per basic and diluted common share	$(0.08)	$(0.06)

Weighted average common shares outstanding	31,855,981	30,832,121